Media Contact:	Investor Relations Contact:
Bill Wohl	Michael Picariello
Commvault	Commvault
484-431-3345 bwohl@Commvault.com @billwohl61	732-728-5380 ir@commvault.com

COMMVAULT ANNOUNCES TERMINATION OF SHAREHOLDER RIGHTS PLAN

TINTON FALLS, N.J., August 1, 2018 -- Commvault (NASDAQ: CVLT), a recognized global leader in backup, recovery, the cloud and data management across any hybrid environment, today announced that its Board of Directors (the “Board”) unanimously approved the termination of the Company’s rights agreement, which was originally scheduled to expire on November 14, 2018. The plan has been amended to accelerate the expiration date to August 1, 2018, effectively terminating the plan as of that date.

Further details about the rights agreement will be contained in a Form 8-K to be filed by the Company with the SEC.

About Commvault
Commvault is a recognized global leader in backup, recovery, the cloud, and data management across any hybrid environment. Commvault's converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

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Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap,

QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.